UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                          First Avenue Networks, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   31865X106

                                 (CUSIP Number)

                               December 31, 2004
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










                               Page 1 of 23 Pages

CUSIP No. 31865X106                   13G/A                  Page 2 of 23 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Capital Group, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,942,581
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,942,581
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             1,942,581
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             3.25%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IA
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                   13G/A                  Page 3 of 23 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Carpathia Master Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,942,581
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,942,581
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             1,942,581
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             3.25%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             CO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                   13G/A                  Page 4 of 23 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            SPhinX Distressed (RCG Carpathia), Segregated Portfolio
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            SPhinX Distressed (RCG Carpathia), Segregated Portfolio is not a legal entity, but is a segregated account of SPhinX Distressed Fund SPC, a Cayman Islands company.

-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,942,581
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,942,581
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             1,942,581
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             3.25%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                   13G/A                  Page 5 of 23 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Halifax Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,942,581
OWNED BY      ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,942,581
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             1,942,581
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             3.25%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             CO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                   13G/A                  Page 6 of 23 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Master Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,942,581
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,942,581
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             1,942,581
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             3.25%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             CO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                   13G/A                  Page 7 of 23 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Multi-Strategy Master Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,942,581
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,942,581
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             1,942,581
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             3.25%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             CO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                   13G/A                  Page 8 of 23 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Securities, L.L.C.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,942,581
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,942,581
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             1,942,581
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             3.25%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             BD
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                   13G/A                  Page 9 of 23 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Asia Advisors, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,942,581
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,942,581
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             1,942,581
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             3.25%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                   13G/A                  Page 10 of 23 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Advisors, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,942,581
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,942,581
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             1,942,581
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             3.25%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                   13G/A                 Page 11 of 23 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            C4S & Co., L.L.C.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,942,581
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,942,581
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             1,942,581
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             3.25%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                   13G/A                 Page 12 of 23 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Peter A. Cohen
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,942,581
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,942,581
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             1,942,581
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             3.25%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                   13G/A                 Page 13 of 23 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Morgan B. Stark
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,942,581
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,942,581
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             1,942,581
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             3.25%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                   13G/A                 Page 14 of 23 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Thomas W. Strauss
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,942,581
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,942,581
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             1,942,581
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             3.25%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                   13G/A                 Page 15 of 23 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Jeffrey M. Solomon
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,942,581
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,942,581
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             1,942,581
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             3.25%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                   13G/A                 Page 16 of 23 Pages


              This Amendment No. 2 (this "Amendment") amends the statement on
Schedule 13G which was filed on December 18, 2003, as amended by Amendment No. 1 filed on February 9, 2004 (the "Schedule 13G") with respect to shares of common stock, par value $0.001 per share (the "Common Stock") of First Avenue Networks, Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the
Schedule 13G. This Amendment amends and restates items 2, 4, 5 and 8 in their entirety as set forth below.

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

        Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: Delaware

        RCG Carpathia Master Fund, Ltd.
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: Cayman Islands

        SPhinX Distressed (RCG Carpathia), Segregated Portfolio
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: SPhinX Distressed (RCG Carpathia), Segregated Portfolio is not a legal entity, but is a segregated account of SPhinX Distressed Fund SPC, a Cayman Islands company

        RCG Halifax Fund, Ltd.
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: Cayman Islands

        Ramius Master Fund, Ltd.
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: Cayman Islands

        RCG Multi-Strategy Master Fund, Ltd.
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: Cayman Islands

        Ramius Securities, L.L.C.
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: Delaware

CUSIP No. 31865X106                   13G/A                 Page 17 of 23 Pages


        RCG Asia Advisors, LLC
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: Delaware

        Ramius Advisors, LLC
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: Delaware

        C4S & Co., L.L.C.
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: Delaware

        Peter A. Cohen
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: United States

        Morgan B. Stark
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: United States

        Thomas W. Strauss
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: United States

        Jeffrey M. Solomon
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: United States

Item 4.     Ownership

              Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a) Amount beneficially owned:

              As of December 31, 2004, each Reporting Person may have been deemed the beneficial owner of (i) 1,453,105 shares of Common Stock and warrants to purchase 201,458 shares of Common Stock owned by RCG Carpathia Master Fund, Ltd., a Cayman Islands company ("Carpathia"), (ii) 81,243 shares of Common Stock and warrants to purchase 6,875 shares of Common Stock owned by SPhinX Distressed (RCG Carpathia), Segregated Portfolio ("SPhinX"), a segregated account of SPhinX Distressed Fund SPC, a Cayman Islands company (the "Fund"), (iii) 800 shares of Common Stock owned by RCG Halifax Fund, Ltd., a Cayman Islands company ("Halifax"), (iv) 2,800 shares of Common Stock owned by Ramius Master Fund,

CUSIP No. 31865X106                   13G/A                 Page 18 of 23 Pages


Ltd., a Cayman Islands company ("Ramius Master Fund"), (v) 400 shares of Common Stock owned by RCG Multi-Strategy Master Fund, Ltd., a Cayman Islands company ("Multi-Strategy") and (vi) 195,900 shares of Common Stock owned by Ramius Securities, L.L.C., a Delaware limited liability company ("Ramius Securities").

              Note: The Fund is an index fund which invests in various securities. Ramius Capital Group, LLC, a Delaware limited liability company ("Ramius Capital") is (i) the investment advisor of SPhinX, Carpathia and Halifax and has the power to direct some of the affairs of SPhinX, Carpathia and Halifax, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. RCG Asia Advisors, LLC, a Delaware limited liability company ("RCG Asia") is the investment advisor of Multi-Strategy and has the power to direct some of the affairs of Multi-Strategy, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. Ramius Advisors, LLC, a Delaware limited liability company ("Ramius Advisors") is the investment advisor of Ramius Master Fund and has the power to direct some of the affairs of Ramius Master Fund, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. RCG Asia and Ramius Advisors are wholly-owned subsidiaries of Ramius Capital. Ramius Securities is a broker dealer affiliated with Ramius Capital. C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), is the managing member of Ramius Capital and in that capacity directs its operations. Peter A. Cohen ("Mr. Cohen"), Morgan B. Stark ("Mr. Stark"), Thomas W. Strauss ("Mr. Strauss") and Jeffrey M. Solomon ("Mr. Solomon") are the managing members of C4S and in that capacity direct its operations. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of any shares of Common Stock owned by another Reporting Person. In addition, each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon disclaims beneficial ownership of the shares of Common Stock owned by Carpathia, SPhinX, Halifax, Ramius Master Fund, Multi-Strategy and Ramius Securities and the filing of this Amendment shall not be construed as an admission that any such person is the beneficial owner of any such securities.

          (b) Percent of class:

              Approximately 3.25% as of the date of this filing. (Based on the Company's Registration Statement on Form S-3 filed on February 10, 2005, there were 59,527,020 shares of Common Stock outstanding as of February 1, 2005. In addition, (i) Carpathia holds the warrants to purchase 201,458 shares of Common Stock referred to in Item 4(a) above and (ii) SPhinX holds the warrants to purchase 6,875 shares of Common Stock referred to in Item 4(a) above.)

          (c) Number of shares as to which such person has:

              (i)       Sole power to vote or to direct the vote:

                        0

              (ii)      Shared power to vote or to direct the vote

                        1,942,581 shares of Common Stock.

              (iii)     Sole power to dispose or to direct the disposition of

                        0

              (iv)      Shared power to dispose or to direct

CUSIP No. 31865X106                   13G/A                 Page 19 of 23 Pages



                        the disposition of

                        1,942,581 shares of Common Stock.

Item 5.   Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 8.     Identification and Classification of Members of the Group

            See Exhibit I

CUSIP No. 31865X106                   13G/A                 Page 20 of 23 Pages


                                   SIGNATURES

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 14, 2005

RAMIUS CAPITAL GROUP, LLC                   RCG CARPATHIA MASTER FUND, LTD.

By: C4S & Co., L.L.C.,                      By: Ramius Capital Group, LLC,
    as Managing Member                          its Investment Advisor

By: /s/ Jeffrey M. Solomon                  By: C4S & Co., L.L.C.,
    ---------------------------                 as Managing Member
   Name:  Jeffrey M. Solomon
   Title: Managing Member                   By: /s/ Jeffrey M. Solomon
                                                --------------------------
                                                Name:  Jeffrey M. Solomon
                                                Title: Managing Member

SPhinX Distressed (RCG Carpathia),          RCG HALIFAX FUND, LTD.
Segregated Portfolio
                                            By: Ramius Capital Group, LLC,
By: Ramius Capital Group, LLC,                  its Investment Advisor
    its Portfolio Manager
                                            By: C4S & Co., L.L.C.,
By: C4S & Co., L.L.C.,                          as Managing Member
    its Managing Member
                                            By: /s/ Jeffrey M. Solomon
By: /s/ Jeffrey M. Solomon                      --------------------------
    --------------------------                  Name:  Jeffrey M. Solomon
   Name:  Jeffrey M. Solomon                    Title: Managing Member
   Title: Managing Member

RAMIUS MASTER FUND, LTD.                    RAMIUS ADVISORS, LLC

By: Ramius Advisors, LLC,                   By: Ramius Capital Group, LLC,
    its Investment Advisor                      its Managing Member

By: Ramius Capital Group, LLC,              By: C4S & Co., L.L.C.,
    its Managing Member                         as Managing Member

By: C4S & Co., L.L.C.,                      By: /s/ Jeffrey M. Solomon
    as Managing Member                         ---------------------------
                                               Name:  Jeffrey M. Solomon
By: /s/ Jeffrey M. Solomon                     Title: Managing Member
    --------------------------
   Name:  Jeffrey M. Solomon
   Title: Managing Member

CUSIP No. 31865X106                   13G/A                 Page 21 of 23 Pages



RCG MULTI-STRATEGY MASTER FUND, LTD.        RCG ASIA ADVISORS, LLC

By: RCG Asia Advisors, LLC,                 By: Ramius Capital Group, LLC,
    its Investment Advisor                      its Managing Member

By: Ramius Capital Group, LLC,              By: C4S & Co., L.L.C.,
    its Managing Member                         as Managing Member

By: C4S & Co., L.L.C.,                      By: /s/ Jeffrey M. Solomon
    as Managing Member                         ---------------------------
                                               Name:  Jeffrey M. Solomon
By: /s/ Jeffrey M. Solomon                     Title: Managing Member
   ---------------------------
   Name:  Jeffrey M. Solomon
   Title: Managing Member

RAMIUS SECURITIES, L.L.C.                   C4S & CO., L.L.C.

By: Ramius Capital Group, LLC,              By: /s/ Jeffrey M. Solomon
    its Managing Member                        ---------------------------
                                               Name:  Jeffrey M. Solomon
By: C4S & Co., L.L.C.,                         Title: Managing Member
    its Managing Member

By: /s/ Jeffrey M. Solomon
   ---------------------------
   Name:  Jeffrey M. Solomon
   Title: Managing Member

PETER A. COHEN                              MORGAN B. STARK



/s/ Peter A. Cohen                          /s/ Morgan B. Stark
---------------------------                 ---------------------------


THOMAS W. STRAUSS                           JEFFREY M. SOLOMON



/s/ Thomas W. Strauss                       /s/ Jeffrey M. Solomon
---------------------------                 ---------------------------

CUSIP No. 31865X106                   13G/A                 Page 22 of 23 Pages



                                                                      EXHIBIT I

                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k)(1) of the Secrities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of the attached statement on Schedule 13G, and all amendments thereto, and that such statement and all amendments thereto, is made on behalf of each of them.

         IN WITNESS WHEREOF, the undersigned hereby executed this agreement on February 14, 2005.

RAMIUS CAPITAL GROUP, LLC                   RCG CARPATHIA MASTER FUND, LTD.

By: C4S & Co., L.L.C.,                      By: Ramius Capital Group, LLC,
    as Managing Member                          its Investment Advisor

By: /s/ Jeffrey M. Solomon                  By: C4S & Co., L.L.C.,
   ---------------------------                  as Managing Member
   Name:  Jeffrey M. Solomon
   Title: Managing Member                   By: /s/ Jeffrey M. Solomon
                                               ---------------------------
                                               Name:  Jeffrey M. Solomon
                                               Title: Managing Member

SPhinX Distressed (RCG Carpathia),          RCG HALIFAX FUND, LTD.
Segregated Portfolio
                                            By: Ramius Capital Group, LLC,
By: Ramius Capital Group, LLC,                  its Investment Advisor
    its Portfolio Manager
                                            By: C4S & Co., L.L.C.,
By: C4S & Co., L.L.C.,                          as Managing Member
    its Managing Member
                                            By: /s/ Jeffrey M. Solomon
By: /s/ Jeffrey M. Solomon                     ---------------------------
   ---------------------------                 Name:  Jeffrey M. Solomon
   Name:  Jeffrey M. Solomon                   Title: Managing Member
   Title: Managing Member

RAMIUS MASTER FUND, LTD.                    RAMIUS ADVISORS, LLC

By: Ramius Advisors, LLC,                   By: Ramius Capital Group, LLC,
    its Investment Advisor                      its Managing Member

By: Ramius Capital Group, LLC,              By: C4S & Co., L.L.C.,
    its Managing Member                         as Managing Member

By: C4S & Co., L.L.C.,                      By: /s/ Jeffrey M. Solomon
    as Managing Member                         ---------------------------
                                               Name:  Jeffrey M. Solomon
By: /s/ Jeffrey M. Solomon                     Title: Managing Member
   ---------------------------
   Name:  Jeffrey M. Solomon
   Title: Managing Member

CUSIP No. 31865X106                   13G/A                 Page 23 of 23 Pages




RCG MULTI-STRATEGY MASTER FUND, LTD.        RCG ASIA ADVISORS, LLC

By: RCG Asia Advisors, LLC,                 By: Ramius Capital Group, LLC,
    its Investment Advisor                      its Managing Member

By: Ramius Capital Group, LLC,              By: C4S & Co., L.L.C.,
    its Managing Member                         as Managing Member

By: C4S & Co., L.L.C.,                      By: /s/ Jeffrey M. Solomon
    as Managing Member                         ---------------------------
                                               Name:  Jeffrey M. Solomon
By: /s/ Jeffrey M. Solomon                     Title: Managing Member
   ---------------------------
   Name:  Jeffrey M. Solomon
   Title: Managing Member

RAMIUS SECURITIES, L.L.C.                   C4S & CO., L.L.C.

By: Ramius Capital Group, LLC,              By: /s/ Jeffrey M. Solomon
    its Managing Member                        ---------------------------
                                               Name:  Jeffrey M. Solomon
By: C4S & Co., L.L.C.,                         Title: Managing Member
    its Managing Member

By: /s/ Jeffrey M. Solomon
   ---------------------------
   Name:  Jeffrey M. Solomon
   Title: Managing Member


PETER A. COHEN                              MORGAN B. STARK



/s/ Peter A. Cohen                          /s/ Morgan B. Stark
------------------------------              ------------------------------


THOMAS W. STRAUSS                           JEFFREY M. SOLOMON



/s/ Thomas W. Strauss                       /s/ Jeffrey M. Solomon
------------------------------             ------------------------------